Exhibit 23(j)

            Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 17, 2005 on the financial statements of The Flex-funds (comprising Muirfield Fund, Total Return Utilities Fund, Quantex Fund, Dynamic Growth Fund, Aggressive Growth Fund, U.S. Government Bond Fund and Money Market Fund) as of December 31, 2004 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information.



Cohen McCurdy, Ltd.
Westlake, Ohio
November 7, 2005